Exhibit 99.1

News Release

LASALLE HOTEL PROPERTIES REFINANCES $750 MILLION REVOLVER AND
$300 MILLION TERM LOAN

BETHESDA, MD, January 10, 2017 -- LaSalle Hotel Properties (NYSE: LHO) today announced that it has refinanced $1.05 billion of debt, reducing the interest cost on its $750.0 million revolver and $300.0 million five-year term loan and extending their maturities to January 2022 (including the exercise of extension options pursuant to certain conditions). The revolver and term loan include accordion features which, subject to certain conditions, entitle the Company to request additional lender commitments, allowing for total commitments up to $1.25 billion for the revolver and $500.0 million for the term loan.

The interest rate for the new revolver is based on a pricing grid with a range of 150 to 225 basis points over LIBOR, based on the Company’s leverage ratio and is currently LIBOR plus 150 basis points, or 2.26 percent. Pricing for the term loan is LIBOR plus 145 to 220 basis points, based on the Company’s leverage ratio. The term loan remains swapped, fixing LIBOR until August 2017, resulting in a current interest rate of 2.23 percent.

The revolver and the term loan were arranged by Citigroup Global Markets Inc.; BMO Capital Markets; Merrill Lynch, Pierce, Fenner & Smith Incorporated; U.S. Bank National Association; PNC Capital Markets LLC; TD Bank, N.A.; and Sumitomo Mitsui Banking Corporation as joint lead arrangers. Citigroup Global Markets Inc.; BMO Capital Markets; and Merrill Lynch, Pierce, Fenner & Smith Incorporated also acted as joint book running managers.

Additionally, LaSalle Hotel Lessee, Inc., the Company’s taxable REIT subsidiary refinanced its $25.0 million revolver with U.S. Bank National Association, with no change in capacity, on similar terms as the revolver and term loan.

“We greatly appreciate the continued support of our bank group, which enabled us to enter into this new credit facility and strengthen our top tier balance sheet,” said Kenneth G. Fuller, EVP and Chief Financial Officer of LaSalle Hotel Properties. “Our only remaining debt maturity before 2021 is $42.5 million of bonds secured by Hyatt Regency Boston Harbor, which mature in 2018.”

About LaSalle Hotel Properties
LaSalle Hotel Properties is a leading multi-operator real estate investment trust. The Company owns 46 properties, which are upscale, full-service hotels, totaling approximately 11,450 guest rooms in 13 markets in nine states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale, full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging groups, including Hilton Hotels Corporation, Marriott International, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, Two Roads Hospitality, Davidson Hotel Company, Kimpton Hotel & Restaurant Group, LLC, Accor, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group, Highgate Hotels and Access Hotels & Resorts.

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Additional Contacts:
Kenneth G. Fuller or Max D. Leinweber - 301/941-1500
For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com.